                            UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC 20549

                            SCHEDULE 14A
                          (RULE 14 a -101)


             INFORMATION REQUIRED IN PROXY STATEMENT
                      SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                 THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]


Check the appropriate box:
 [X]  Definitive Proxy Statement




                 ALFA INTERNATIONAL HOLDINGS CORP.
                ----------------------------------
        (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

                     ALFA INTERNATIONAL HOLDINGS CORP.


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD AUGUST 11, 2006
                        --------------------------



To the Stockholders of Alfa International Holdings Corp.:


You are hereby notified that the Annual Meeting of Stockholders (the "Annual Meeting") of Alfa International Holdings Corp., a Delaware corporation ("Alfa" or the "Company"), will be held at the conference room on the 59th floor of the Empire State Building, 350 Fifth Avenue, New York, N.Y. 10118, on Friday, August 11, 2006 AT 1:00 P.M., Eastern Daylight Savings Time, for the following purposes:

1. To elect five (5) members to the Company's Board of Directors, each for a term of one year or until their successors are elected and qualified in accordance with the Company's
Certificate of Incorporation and By-Laws.

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.



The foregoing Proposal is more fully described in the proxy statement that is attached and made a part hereof.


ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MONDAY,
JUNE 12, 2006 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE
ANNUAL MEETING.


Each share of Common Stock is entitled to one vote. The transfer books of the Company will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available to shareholders for any purpose germane to the Annual Meeting during ordinary business hours, from June 15, 2006 until the date of the meeting, at the Company's offices located at 350 Fifth Avenue, Suite 1103, New York, NY 10118.

A proxy statement, proxy and a copy of the Company's Annual
Report as amended on Form 10-KSB/A for the fiscal year ended
December 31, 2005 as filed with the Securities & Exchange
Commission are enclosed herewith.

If you are unable to attend the Annual Meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may revoke your proxy in writing at any time before it is voted and vote your shares.


                        By Order of the Board of Directors,



                        /s/ Charles P. Kuczynski, Secretary


New York, N.Y.
June 1, 2006

Mailed to Stockholders
on or about July 1, 2006



----------------------------------------------------------------
                        YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
----------------------------------------------------------------

                 ALFA INTERNATIONAL HOLDINGS CORP.
                   350 FIFTH AVENUE, SUITE 1103
                      NEW YORK, N.Y. 10118

                        PROXY STATEMENT
             FOR ANNUAL MEETING OF STOCKHOLDERS
           ---------------------------------------

GENERAL INFORMATION

This proxy statement is furnished to the Common Stockholders of Alfa International Holdings Corp., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders (the "Annual Meeting") to be held at the conference room on the 59th floor of the Empire State Building, 350 Fifth Avenue, New York, N.Y. 10118, on Friday, August 11, 2006 at 1:00 P.M. and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked ("Shares") will be voted at the Annual Meeting. If no directions are specified, such Shares represented by proxies will be voted FOR the election of the Board nominees as
specified in this Proxy Statement.   In all cases, Shares with
respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast. The accompanying proxy is solicited by the Company's Board of Directors and may be revoked by the Stockholder any time before it is voted.

The Company's complete mailing address is 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. The Company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available free of charge in electronic or paper form upon request to us after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the "Commission"). All materials filed by us with the Commission also can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549
or through the Commission's Web site at www.sec.gov.   You may
obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

SOLICITATION, RECORD DATE AND VOTING PROCEDURES

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of shares of the Company's $0.001 par value Common Stock ("Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with any such solicitation. The close of business on June 12, 2006 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 29,186,001 shares of its Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of the holders of a majority of the Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The Company's Secretary, Charles P. Kuczynski, will tabulate votes cast by proxy and act as inspector of elections to tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. Holders of shares of the Company's preferred stock are not entitled to vote at the Annual Meeting.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding Common Stock eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose.

VOTES NEEDED

Votes may be cast in favor of, against or withheld from, each director nominee. The directors, however, will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. The director candidates who receive the most votes will be elected to fill the seats on the Board. Approval of the other proposals, if any, requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders or their proxy holders and the Company's guests may attend the meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each shareholder and guest will be asked to present a valid government- issued picture identification, such as a driver's license, before being admitted to the meeting.

In order to gain admission to the meeting, registered shareholders should bring their proxy card with them to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on June 12, 2006, the Record Date for voting.

Shareholders who do not present a proxy card, account statement or letter from the nominee at the meeting will be admitted only upon verification of ownership at the admissions counter.




CONTACT INFORMATION

If you have questions or need more information about the annual meeting, write to:

Charles P. Kuczynski, Secretary
Alfa International Holdings Corp.
The Empire State Building
350 Fifth Avenue, Suite 1103
New York, N.Y.  10118
or call us at (212) 563-4141.

THE PROXY

The persons named as proxy holders, Frank J. Drohan and Charles
P. Kuczynski, were selected by the Company's Board of Directors and currently serve as executive officers of the Company.

All shares represented by each properly executed, un-revoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, shares of Common Stock represented by the proxy will be voted FOR the election of Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, Salvatore J. Bucchere and Kevin O'C. Green as directors to the Board of Directors to hold office for a term of one year or until their successors are elected and qualified in accordance with the Company's Certificate of Incorporation and By-Laws.

The Company presently does not know of any other such business to be conducted at the Annual Meeting.

REVOCABILITY OF PROXY

If the shares of Common Stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to the Company (to the attention of Charles P. Kuczynski, the Company's Secretary), at the address of the Company's principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person. If your shares are held in "street name," you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections, Mr. Charles P. Kuczynski, at the Annual Meeting.


                      PROPOSAL NO. 1
                      --------------

ELECTION OF DIRECTORS


The Company's Board of Directors currently consists of five (5) directors. The Board of Directors proposes a slate of five (5) directors for election at the Company's Annual Meeting, all of whom are existing directors. The directors of the Company are elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Provided that a quorum is present, directors are elected by a plurality of the votes cast at an election.

Directors who are employees of the Company receive no fees for acting as such. Independent Directors have been granted stock options as described herein in lieu of cash fees for acting as Directors of the Company. All Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending Board and Committee meetings. Officers of the
Company are appointed by the Board of Directors and serve at the Board of Directors' discretion and subject to the terms of their employment agreements with the Company, if any. See "EXECUTIVE COMPENSATION - Employment Agreements." It is the intention of the persons named in the accompanying proxy card, unless otherwise directed, to vote for the election to the Board of Directors of the following nominees: Salvatore J. Bucchere, Kevin O'C. Green, Louis J. Lombardo, Charles P. Kuczynski and
Frank J. Drohan.   However, should any of the nominees be unable
to stand for election as of the date of the Annual Meeting, a situation which is not now anticipated, proxies solicited hereby will be voted in favor of those nominees who do remain candidates for election and may be voted in favor of substitute nominees for original nominees unable to stand for election. The nominees for election have agreed to serve if elected and the Board of Directors has no reason to believe that any of these nominees will be unable to serve if elected. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Alfa International Holdings Corp.


The Board of Directors recommends Shareholders vote FOR the election of the nominees set forth below.



The following table sets forth the names and information about nominees for election to the Board of Directors.

Name                               Age   Current Position
-----                             ----- ------------------
Frank J. Drohan(2)                  61  Chairman of the Board,
                                         President, Chief
                                         Executive and Financial
                                         Officer & Director
Charles P. Kuczynski                52  Vice-President,
                                         Secretary and Director
Louis J. Lombardo(1)(3)  61             Director
Salvatore J. Bucchere(1)(2)(3)      62  Director
Kevin O'C. Green, Director(1)(2)(3) 58  Director

(1)   Member of the Stock Option Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Compensation Committee.

Frank J. Drohan has served as a Director, Chairman of the Board, President and CEO of Alfa since 1991. Mr. Drohan was also Chairman of the Board, President and owner of Rif International Corp., ("Rif") a privately held company, which had extensive overseas activities in the Middle East between 1977 and 1986. Rif ultimately acquired the Ty-Breakers business and was itself acquired by Alfa in 1997. Mr. Drohan also served as President and a Director and principal shareholder of Journey of Light, Inc. ("JOL"). During 2005 Alfa exercised its option to acquire JOL (See: "Certain Relationships and Related Transactions"). Mr. Drohan continues in his position as President and a Director of JOL and also serves as a Director and Chairman of the Board of Alfa's wholly-owned subsidiary, Ty-Breakers Corp., ("Ty-Breakers") and as Chairman of the Board and Chief Executive Officer of its wholly-owned subsidiary, Contact Sports, Inc. ("Contact").

Charles P. Kuczynski has served as a Vice-President, Director and Secretary of Alfa between 1988 and 1993 and from 1996 to the present. Mr. Kuczynski was employed as Vice-President of Sales for Ty-Breakers from 1993 until its acquisition by Alfa in 1997. Mr. Kuczynski is the inventor of KENSEL, and a patent for KENSEL was issued in his name in September 1992, which patent subsequently was assigned to Ty-Breakers. He also serves as the President, Secretary and a Director of Ty-Breakers and the Vice-President, Secretary and a Director of Contact.

Louis J. Lombardo has served as an independent Director of Alfa since July 1, 2005. Mr. Lombardo holds an MBA degree from NY

University. For 35 years Mr. Lombardo was employed by American Express Company, recently retiring as Executive Vice-President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. His responsibilities included controlling International Risk Management and Global Fraud as well as customer service for Cardmembers and Merchants. Presently, Mr. Lombardo runs his own consulting company and owns and operates two privately held businesses.

Salvatore J. Bucchere has served as an independent Director of Alfa since October 2001. Mr. Bucchere holds a bachelors degree in business administration in Accounting from St. Johns University in New York. From 1965 to 1968 he was employed as a management consultant with Arthur Young & Co. and Main LaFrentz & Co. in New York. From 1968 to 1971, Mr. Bucchere taught accounting and law at Bishop Ford High School in Brooklyn. From 1971 to 1977, he served as the Vice President and Secretary of Centennial Industries, Inc., as a director of its Biddle Purchasing Co. subsidiary and as president of its Jabro Automotive Co. subsidiary. During this time, he was one of the founders, with Mr. Drohan, of Biddle International Sales Co. From 1977 to 1979, he was a Vice President and Director of Rif International Corp. From 1979 to 1982, he was Executive Vice President of Custom Carburetor Co. and from 1982 until 2003 he was the Chairman of the Board and controlling shareholder of Columbia Products Co., a manufacturer and distributor of rebuilt carburetors and automotive parts in the eastern United States. Mr. Bucchere is presently active as a marketing consultant in the energy business.

Kevin O'C. Green has served as an independent Director of Alfa since October 2001. Mr. Green graduated from St. Peter's Preparatory School, Jersey City, New Jersey in 1966. He graduated from the College of St. Thomas in St. Paul, Minnesota with majors in Geology and Philosophy in 1970. He graduated from the University of Minnesota Law School in 1975. Mr. Green has practiced law in Minnesota as a trial lawyer handling several significant pieces of litigation including the recent wrongful death claim by the Estate of Korey Stringer against the Minnesota Vikings. Mr. Green's law practice has extended to several different states where he has been lead counsel in various trials. He has extensive experience in business litigation including securities matters and has represented many business clients over the years, including the Minneapolis Star and Tribune. Mr. Green is also Chief Executive Officer of Green Ventures, Ltd., a privately-held company specializing in providing designated seating, in conjunction with MCI, for the financial services industry.


BOARD COMMITTEES AND MEETINGS

The Company's Board of Directors held four meetings during the Company's fiscal year ended December 31, 2005. The Company's Board of Directors has appointed a Compensation Committee, Audit Committee and Stock Option Committee. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the Company's Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which the director served during the periods that he served.

The Board of Directors does not have a formal policy regarding attendance by members of the Board at the Annual Meeting.
However, the Company's directors are encouraged to attend and, historically, more than a majority have done so.

The Company's Compensation Committee currently consists of three independent directors, Mr. Bucchere, Mr. Lombardo and Mr. Green. The compensation committee is responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The compensation committee did not hold any meetings during the fiscal year ended December 31, 2005.

Historically, the Board of Directors has not adopted a formal policy concerning stockholder recommendations regarding the election of directors. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. Although the Company's Board of Directors has historically designated nominees for election, the Board will consider nominations submitted by the Company's stockholders. To date, the Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among the slate of nominees in the proxy statement.

In evaluating director candidates, the Board of Directors considers a number of factors, including the appropriate size of the Board of Directors; the knowledge, skills and experience of candidates, including experience in business, finance and administration; skills and experience already possessed by other members of the Board; experience with accounting rules and practices; and the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members. The Board of Directors' goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board also considers candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board of Directors and any nominating committee that is formed may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Board of Directors identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the desired criteria. Research may also be performed to identify qualified individuals. To date, the Board has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although in the future it may retain a third party search firm if necessary.

Stockholders seeking to nominate persons for election as directors at the Company's 2005 Annual Meeting of Stockholders should submit such nominations in writing to Alfa International Holdings Corp., c/o Corporate Secretary, 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118. In order to ensure that the Company's Board of Directors has a reasonable opportunity to evaluate such nominations, such nominations must be submitted no later than August 1, 2006. Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.


DIRECTOR COMPENSATION


Other than stock options granted to its non-employee directors, none of the directors receive any compensation for their service as members of the Board of Directors, including attending Board meetings. Members of the Audit Committee, Compensation Committee and Stock Option Committee do not receive any compensation for their service as members of those respective committees. All directors are reimbursed for reasonable out of pocket expenses incurred in connection with serving as a director.

The Board of Directors granted options to purchase thirty thousand (30,000) shares of Common Stock to each of its non-employee directors, Mr. Bucchere, Mr. Green and Mr. Lombardo. On January 1, 2004, ten thousand of such Options vested as to each of Mr. Bucchere and Mr. Green, respectively, and an additional ten thousand of such Options vested to them on January 1, 2005. The final ten thousand of such Options vested on January 1, 2006 as to each of Mr. Bucchere and Mr. Green. The exercise price of all such Options for Mr. Bucchere and Mr. Green is seventeen cents ($0.17) per share. The Options shall expire five years after the date of the grant. On July 1, 2005, ten thousand of such Options vested to Mr. Lombardo. An additional ten thousand of such Options will vest on July 1, 2006 and the final ten thousand of such Options shall vest on July 1, 2007 provided Mr. Lombardo is a Director of the Company on such dates.
The exercise price of all such Options for Mr. Lombardo is one dollar ($1.00) per share. The Options shall expire five years after the date of the grant.

OTHER MATTERS


EXECUTIVE OFFICERS


The executive officers and Directors of the Company are as follows:

NAME                    AGE            POSITION
------                  -----          -----------
Frank J. Drohan          61        Chairman and Chief Executive
                                     Officer

Charles P. Kuczynski     52        Vice President, Secretary
                                     and Director

Louis J. Lombardo        61        Director

Salvatore J. Bucchere    62        Director

Kevin O'C. Green         58        Director



EXECUTIVE COMPENSATION


The following table sets forth information relating to the aggregate cash compensation received by the then-current Executive Officers of the Company for services in all capacities during the calendar year ended December 31, 2005 for (i) the Chief Executive Officer, (ii) each then-current executive officer whose total cash compensation exceeded $100,000 and
(iii) all then-current executive officers of the Company as a group.


                      SUMMARY COMPENSATION TABLE

                          December 31, 2005
Name and Principal                  Cash     Accrued    Other Annual
    Position           Year        Salary    Salary     Compensation
------------------     ----        ------    -------    ------------

Frank J. Drohan,       2005         -0-      125,000        None
Chief Executive
Officer

All Executive          2005         -0-      125,000        None
Officers as a
group ( 2 persons)


After reasonable inquiry, management has concluded that the aggregate amount of personal benefits cannot be specifically or precisely ascertained, but it does not in any event exceed 10% of the cash and accrued compensation reported in the foregoing table as to any person specifically named in such table or, in the case of the group, 10% of the group's compensation and has concluded that the information set forth in the table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

Employment & Consulting Agreements
----------------------------------

Pursuant to a written employment agreement (the "Drohan Agreement"), Alfa is obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of net sales and earnings before taxes. Mr. Drohan's employment agreement provides for an option to purchase 100,000 shares of Common Stock at $0.25 per share during each of the first 5 years of the employment term, and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. By mutual agreement between the Company and Mr. Drohan, effective October 1, 2004, the Drohan Agreement was modified and the Company discontinued making salary payments to Mr. Drohan. Beginning November 1, 2004 and continuing to date, the Company has engaged the services of Mr. Drohan as a consultant and has made payments to him for consulting services which were generally similar to those services he provided as an employee. In addition, the Company agreed to accrue Mr. Drohan's salary (reduced by any consulting payments made to him) and pay such accrued salary to Mr. Drohan when, and if, the Company had the financial resources to do so. During 2005 the Company paid Mr. Drohan $11,000 in consulting fees.

Pursuant to a written employment agreement (the "Giscombe Agreement"), Contact was obligated through December 31, 2006 to pay its President and Chief Operating Officer, Mr. Kye Giscombe, an annual base salary of $75,000, plus an additional bonus based on a combination of Contact's net sales and earnings before taxes. By mutual agreement between the Company and Mr. Giscombe, effective October 1, 2004, the Giscombe Agreement was cancelled and the Company discontinued making salary payments to Mr. Giscombe. Beginning November 1, 2004 and continuing to date, the

Company has engaged the services of Mr. Giscombe as a consultant and has made payments to him for consulting services which were generally similar to those services he provided as a Contact employee.

Pursuant to a written employment agreement (the "Kuczynski Agreement"), Alfa was obligated through December 31, 2009 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of net sales and earnings before taxes. By mutual agreement between the Company and Mr. Kuczynski, effective October 1, 2004, the Kuczynski Agreement was canceled and the Company discontinued making salary payments to Mr. Kuczynski. Beginning November 1, 2004 and continuing to date, the Company has engaged the services of Mr. Kuczynski as a consultant and has made payments to him for such consulting services which included services similar to those he provided as an Alfa employee plus services associated with JOL. Mr. Kuczynski received a total of $8,000 for his consulting services in 2005. Provided JOL is successful in signing a Development Agreement with the Government of Oman, the Company intends to enter into a new employment agreement with Mr. Kuczynski.

Each of Mr. Kuczynski's and Mr. Giscombe's employment agreements was effective September 1, 2001 and was terminable by the Company as of December 31, 2003 provided that the Company's net sales for 2003 was not at least $1,000,000. Each such employment agreement also provided for an option to purchase 250,000 shares of Common Stock at $.25 per share. Mr. Kuczynski's and Mr. Giscombe's right to purchase Common Stock subject to the aforesaid options is governed by the terms and conditions of the Alfa International Corp. 2003 Stock Option Plan.

Other than stock options granted to independent directors, no remuneration was paid to any Director during the fiscal year ended December 31, 2005, and the Company does not intend to compensate any of its Directors for their service as members of its Board during the current fiscal year ending December 31, 2006. On November 14, 2004, the Company awarded options to purchase 30,000 shares of its common stock to each of its then two outside Directors - Mr. Green and Mr. Bucchere, at an exercise price of $0.17 per share. The options expire five years after the date of the grant. Effective January 1, 2004, 2005 and 2006 10,000 of such options vested to each of Messrs. Bucchere and Green. On July 1, 2005, the Company awarded options to purchase 30,000 shares of its Common Stock to Mr. Louis J. Lombardo, an outside Director, at an exercise price of $1.00 per share. The options expire five years after the date of the grant. Effective July 1, 2005, 10,000 of such options vested to Mr. Lombardo. Effective July 1, 2006 and July 1, 2007, an additional 10,000 of such options shall vest to Mr. Lombardo provided he is still a director of the Company on such dates.

In February 2004, Contact hired a Vice President of Sales with whom it entered into an interim employment agreement covering the period February 9, 2004 to June 30, 2004 and providing for customary fringe benefits (the "Interim Agreement"). At June 30, 2004, the Company and the individual agreed to extend the Interim Agreement. In accordance with a Letter Agreement (the "Letter Agreement") dated January 15, 2005, the individual ceased to be an employee of Contact effective January 15, 2005. Effective January 16, 2005, the individual became a consultant to Contact, providing services similar to those performed by him as a Contact employee. Alfa also granted the individual an option to purchase up to 50,000 shares of its Common Stock at a purchase price of $.10 per share, such option valid until January 15, 2007 but exercisable only if the individual is employed by, or engaged as a consultant to, Contact at the time of such exercise. As of the date hereof, the individual has not exercised any such options.

CONSULTING AGREEMENTS:

The Company is or was a party to several consulting agreements with different parties as follows:

A. Consulting Agreement:

Alfa entered into a three-year consulting agreement beginning March 1, 2002 which was terminated on April 30, 2004 by a settlement agreement. Pursuant to the settlement agreement
Alfa issued a warrant entitling the consultant to purchase up to 500,000 shares of Common Stock at $0.14 per share. The warrant expired unexercised on April 29, 2006.

B. Consulting Agreement:

In January 2003, the Company entered into an agreement (the "Smith Agreement") with Jack A. Smith, the founder and former Chief Executive Officer of The Sports Authority. In June 2004, pursuant to an amendment to the Smith Agreement which reduced the cash fee, Mr. Smith was issued 50,000 shares of Alfa's Common Stock. The Smith Agreement expired in December 2004.


C. Consulting Agreement:

On June 1, 2004 Alfa entered into a two-year consulting agreement which was terminated on April 1, 2005. Pursuant to the agreement Alfa issued a warrant to the consultant for 250,000 shares of Common Stock at an exercise price of $0.14 per share. The warrant expired unexercised on May 31, 2006. Effective December 29, 2003 JOL entered into a two-year consulting agreement with the same consultant which agreement was terminated on April 2, 2005. Pursuant to that agreement Alfa issued warrants (in exchange for JOL warrants) to the consultant for a total of 62,235 shares of Common Stock at an exercise price of $1.00 per share. These warrants expire on June 8, 2007.

D. Counsel / Consulting Agreement:

In June 2004, the Company issued 100,000 shares of its unregistered and restricted Common Stock to its legal counsel in exchange for an agreement with such legal counsel for significantly reduced billing rates for the Company for the two year period beginning June 2004. The agreement between the Company and its outside counsel is memorialized in an exchange of correspondence between them.

E. Consulting Agreement:

Effective December 20, 2004 the Company entered into a two-year agreement whereby the consultant would assist the Company in its capital raising activities, financial public relations activities and provide advice relating to future acquisitions and their structure and the Company's marketing and promotional activities. The Company agreed to pay a fee to the consultant for any acquisition (other than JOL) for which the consultant made an introduction and which was completed by Alfa during the term of the consulting agreement. Pursuant to the agreement Alfa issued 100,000 shares of its unregistered and restricted Common Stock to the consultant and issued the consultant a warrant for 20,000 shares of Common Stock at an exercise price of $0.20 per share. The warrant expires on December 19, 2007.


EMPLOYEE BENEFITS

The Company provides and pays for group medical insurance for all employees choosing to participate in its plan.

STOCK OPTION GRANTS

The Company instituted the "Alfa International Corp. 2003 Stock Option Plan" (the "Plan"). The Plan provides for the granting of Incentive Stock Options and Non-qualified Stock Options to all employees and others who perform key services, to purchase up to 2,500,000 shares of Common Stock at an exercise price equal to at least the fair market value of a share of Common Stock on the date of grant. Exercise prices for incentive options for holders of more than 10% of the outstanding Common Stock must be at least 110% of the fair market value on the date of grant. Incentive stock options are exercisable in 20% increments commencing one year after the date of grant and generally expire five years after the date of grant. The Plan expires on August 31, 2010.

In September 2001 in connection with their employment agreements, the Company issued non-qualified stock options to Messrs. Drohan, Giscombe and Kuczynski to purchase a total of 1,000,000 shares of the Company's Common Stock. The options are exercisable at a price of $0.25 per share, vest ratably over five years and expire ten years after the date of grant.

In November 2004, the Company issued 30,000 non-qualified stock options to Mr. Salvatore J. Bucchere, an outside director and 30,000 non-qualified stock options to Mr. Kevin O'C. Green an outside director. The options are exercisable at a price of $0.17 per share and expire five years after the date of the grant. In July 2005, the Company issued 30,000 non-qualified stock options to Mr. Louis J. Lombardo, an outside director. The options are exercisable at a price of $1.00 per share and expire five years after the date of the grant. Effective July 1, 2005, 10,000 of such options vested to Mr. Lombardo. Effective July 1, 2006 and July 1, 2007, an additional 10,000 of such options shall vest to Mr. Lombardo provided he is still a director of the Company on such dates.

On January 16, 2005, in accordance with the Letter Agreement, Alfa granted Mr. Edward T. Baker an option to purchase up to 50,000 shares of Common Stock at a purchase price of $0.10 per share. Such option is valid until January 15, 2007 but exercisable only if Mr. Baker is employed by, or engaged as a consultant to, Contact at the time of such exercise.

On December 16, 2005, in accordance with a contract, Alfa granted Agora Public Relations an option to purchase up to 200,000 shares of Common Stock at a purchase price of $0.82 per share. 50,000 of such options vested on March 15, 2006; 50,000 of such options vest on June 15, 2006; 50,000 of such options vest on September 15, 2006, and 50,000 of such options vest on December 15, 2006.

In 1997, in connection with the settlement of an outstanding obligation with Brown & Bain, P.A, the Company granted Brown & Bain the option, exercisable through November 5, 2007, to purchase 125,000 shares of the Company's Common Stock at $0.10 per share.

As of December 31, 2005, there were no incentive stock options outstanding under the Plan, and there were 1,465,000 non-qualified options issued and outstanding as follows:


Name               No. of options  Option Price   Date of Grant
--------------     --------------  ------------   -------------
Brown & Bain          125,000         $0.10        11/6/1997
Frank Drohan          500,000         $0.25         9/l/2001
Charles Kuczynski     250,000         $0.25         9/l/2001
Kye Giscombe          250,000         $0.25         9/l/2001
Salvatore Bucchere     30,000         $0.17        11/1/2004
Kevin Green            30,000         $0.17        11/1/2004
Edward Baker           50,000         $0.10        1/16/2005
Louis Lombardo         30,000         $1.00         7/1/2005
Agora P. R.           200,000         $0.82       12/16/2005



Security Ownership and Certain Beneficial Owners and Management.

The following table sets forth, as of December 31, 2005, the number of shares of Common Stock beneficially owned by (a) owners of more than five percent of the outstanding Common

Stock who are known to the Company and (b) the Directors of the Company, individually, and the officers and Directors of the Company as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.


                                Beneficial
Name and Address                Ownership (7)           Percent
----------------               --------------           -------
Frank J. Drohan (1)(3)         6,048,006                21.3%

Charles P. Kuczynski (l)(4)      613,669                 2.2%

Salvatore S. Bucchere (1)(5)      51,644                 0.1%

Louis J. Lombardo (1)(6)         281,300                 0.8%

Kevin O. Green (1)(5)             61,000                 0.2%

Robert F. Peacock (2)          3,050,000                10.7%

Muftah Benomran (2)            5,061,078                17.8%

Mohammed K. Al-Sada (2)        2,711,292                 9.5%

Mahmoud Gebril El-Warfally (2) 1,936,637                 6.8%

All officers and Directors
As a Group of 5 Persons        7,055,644                24.9%

--------------------------------------------------------------

 (1) The address for each of these individuals is c/o the Company and each is a director of Alfa. Messrs. Drohan &
Kuczynski are officers of Alfa.

(2) The address for each of these individuals is c/o the Company.

(3) Does not include Mr. Drohan's 400,000 currently exercisable stock options granted under his employment Agreement. All such options are exercisable at $0.25 per share.

(4)  Does not include Mr. Kuczynski's currently exercisable
200,000 stock options granted to him under his respective employment agreement. All such options are exercisable at $0.25 per share.

(5) Does not include Mr. Bucchere's or Mr. Green's currently exercisable 30,000 stock options granted to each individual when they were elected as outside directors. All such options are exercisable at $0.17 per share.

(6)  Does not include Mr. Lombardo's currently exercisable
10,000 stock options granted to him when he was elected as an outside director. All such options are exercisable at $1.00 per share.

(7) None of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d) (1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

Certain Relationships and Related Transactions
----------------------------------------------------------------

Journey of Light, Inc.
----------------------------

Journey of Light, Inc. ("JOL") was incorporated on October 14, 2003 under the laws of the State of Delaware. JOL's President and Chief Executive Officer, and then owner of approximately 20% of the common stock of JOL, Mr. Frank J. Drohan, one of JOL's founding shareholders, is also President and Chief Executive Officer of the Company. JOL had financed their operations prior to March 2004 principally by means of cash advances from Alfa.

Pursuant to the Alfa-JOL Agreement, Alfa was issued 100,000 shares of JOL's Common Stock at a par value of $.0001 per share and was granted the option to acquire JOL in an exchange-of-shares transaction (the "Merger Option"). The Merger Option specified that Alfa, in its sole discretion, had the absolute right to acquire and/or merge with JOL (the "Merger"). The Merger Option was exercised by Alfa during fiscal 2005 by means of a share exchange whereby Alfa acquired 100% of the capital stock of JOL in exchange for shares of Alfa's Common Stock.

On May 1, 2006 JOL received $1,000,000 from the State of Qatar for costs incurred by it in completing the feasibility study for a proposed project, now canceled, in Doha, Qatar.

JOL is continuing to move ahead with its plans for the approximately $U.S. 1.4 billion dollar Omagine real-estate development project in the Sultanate of Oman ("Oman"). On August 1, 2005, the Ministry of Tourism ("MOT") of the government of Oman (the "Government") and JOL signed a memorandum of understanding ("MOU") memorializing key legal and commercial aspects for the development of a tourism related project (the "Omagine" project). On March 1, 2006, JOL made a formal presentation of its plan for the Omagine project to a committee of several ministers of the Government. The presentation was favorably received by the committee and JOL management promptly thereafter began discussions with Government officials the objective of which is to arrive at the terms and conditions of a Development Agreement between the Government and an Omani based Project Company to be formed. JOL management is presently in Oman continuing such negotiations.

Omagine is proposed to be developed on 1 million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby the Seeb International Airport. Omagine is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter and associated exhibition buildings; a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas. All of the foregoing are expected to be owned and operated by the Project Company. Additionally, Omagine, as presently conceived, includes the construction and sale by the Project Company of approximately 4,000 residences consisting of a combination of villas, town homes and apartments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file annually reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon the copies of Section 16(a) reports which the Company received from such persons or written representations from them regarding their transactions in the Company's Common Stock, we believe that, as of the date hereof, all Section
16(a) filing requirements for the period from January 1, 2005 through December 31, 2005 applicable to the Company's officers, directors and greater than 10% beneficial owners have been met.

STOCKHOLDER PROPOSALS

The Annual Meeting for Fiscal 2005 will be held on August 11, 2006. The Annual Meeting for Fiscal 2006 is anticipated to be held on or about May 1, 2007. Stockholder proposals that are intended to be presented at the Company's 2007 Annual Meeting must be received by the Company's Secretary, Charles P. Kuczynski, at 350 Fifth Avenue, Suite 1103, New York, N.Y. 10118, no later than March 1, 2007, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS

The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2005 was filed with the Securities and Exchange Commission on the due date of April 17, 2006 after the close of business and was therefore not timely filed. Due to the extenuating circumstances surrounding the filing, the Company has requested a filing date adjustment from the Office of EDGAR and Information Analysis. No decision has yet been made on the Company's request. The Company filed an amended annual report on Form 10-KSB/A on April 27, 2006. A copy of such amended Report accompanies this Proxy Statement.

OTHER MATTERS

The cost of this Proxy Statement and related mailing to shareholders will be borne by the Company.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxy holders. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and return the accompanying proxy card in the enclosed envelope.


              By Order of the Board of Directors,



             /s/ Charles P. Kuczynski, Secretary



New York, N.Y .
June 1, 2006